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                                                                      EXHIBIT 22


                            VALLEY FORGE CORPORATION
                       LISTING OF SIGNIFICANT SUBSIDIARIES



                                       State or Other         Percentage
                                       Jurisdiction of         Owned by
                                        Incorporation         Registrant
                                        -------------         ----------

Atlantic Guest, Inc.                      Delaware                 93%

Gits Manufacturing Company, Inc.          Delaware                100%

Heart Interface Corporation              Washington               100%

Marine Industries Company, Inc.          California               100%

Multiplex Technology, Inc.               California                68%

Turner Electric Corporation               Illinois                100%



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